Filed Pursuant to Rule 424(b)(2)
Registration No. 333-139326

PROSPECTUS

ROHAT RESOURCES, INC.

2,487,500 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 2,487,500 shares of our common stock, par value $0.001 per share.

The selling shareholders named in this prospectus are offering all of the shares of Common Stock offered through this prospectus. Our Common Stock is presently not traded on any market or securities exchange.

The selling shareholders will sell our shares at $0.05 per share until our shares are quoted on the Over-the-Counter Bulletin Board (“OTCBB”), and thereafter at prevailing market prices or privately negotiated prices. This offering price was arbitrarily determined by us. The expenses of the offering, estimated at $12,513, will be paid by us.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this offering, Rohat Resources, Inc., or the shares of our Common Stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it.

March 2, 2007

i

Summary

This summary highlights some information from this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “Risk Factors,” and our financial statements and their accompanying notes.

In this prospectus, “Rohat,” “the Company,” “we,” “us,” and “our,” refer to Rohat Resources, Inc., unless the context otherwise requires. Unless otherwise indicated, the term “fiscal year” refers to our fiscal year ending October 31. Unless otherwise indicated, the term “common stock” refers to shares of the Company’s common stock.

The Company

We were incorporated on August 25, 2006 in the state of Nevada. We intend to engage in the business of mineral property exploration. Our President, Delara Hussaini, staked a claim on our behalf (the “Rohat 1 Claim”) whereby we acquired a 100% interest in a map-staked claim covering 357.2 hectares (882.6 acres). The project is called the U.S. Rambler Project. In September 2006, we retained an independent mining engineer to prepare a technical report on the property. The U.S. Rambler Project currently is our sole exploration target. In the future, we hope to expand our exploration target to Tajikstan in Central Asia.

Our principal offices are located at 2025 Graveley Street, Vancouver, British Columbia, Canada, V5L 3B6. Our telephone number is (604) 408-1710.

The Offering

Securities Being Offered	Up to 2,487,500 shares of common stock.

Initial Offering Price
The selling shareholders will sell our shares at $0.05 per share until our shares are quoted on the OTCBB, and thereafter at prevailing market prices or, privately negotiated prices. This price was determined arbitrarily by the Company.

Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude when all of the 2,487,500 shares of common stock have been sold or we, in our sole discretion, decide to terminate the registration of the shares. We may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933. We also may terminate the offering for no given reason whatsoever.

Risk Factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

Common Stock Outstanding Before Offering	6,487,500 shares of our common stock are issued and outstanding as of the date of this prospectus.

Common Stock Outstanding After Offering	6,487,500 shares

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	October 31, 2006

Cash	$30,776
Total Assets	$30,776
Liabilities	$8,500
Total Stockholders' Equity	$22,276

Statement of Loss and Deficit from incorporation on August 25, 2006 to October 31, 2006

Revenue	$0
Net Loss and Deficit	$16,774

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

Risks Related To Our Business

If we do not obtain additional financing, our business will fail.

Our business plan calls for ongoing expenses in connection with the exploration of the Rohat 1 Claim. We have not generated any revenue from operations to date. In addition, we will not receive any funds from this offering.

At October 31, 2006, we had cash on hand of $30,776. Our business plan calls for significant expenses in connection with the exploration of the Rohat 1 Claim. We have sufficient funds to conduct the recommended exploration program on the claim, which is estimated to cost $19,800. If successful, we will need additional funds to complete the next phase program, which is estimated to cost an aggregate of $57,600. Even after completing these two phases, we will not know if we have a commercially viable mineral deposit.

We may not be able implement our business plan without obtaining additional financing. If this financing is not available or obtainable, investors may lose a substantial portion or all of their investment. If adequate funds are not available to satisfy our immediate or intermediate capital requirements, we will limit our operations significantly. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all. The most likely source of future funds presently available to us is through the sale of additional shares of common stock, which could result in dilution to existing shareholders.

Because we have not yet commenced business operations, it makes evaluating our business difficult.

We were incorporated on August 25, 2006 and to date have been involved primarily in organizational activities. We have not earned revenues as of the date of this Prospectus and have incurred total losses of $16,774 from our incorporation to October 31, 2006.

Accordingly, you cannot evaluate our business or our future prospects due to our lack of operating history. To date, our business development activities have consisted solely of organizational activities. Potential investors should be aware of the difficulties normally encountered by development stage companies and the high rate of failure of such enterprises. In addition, there is no guarantee that we will commence business operations. Even if we do commence operations, at present, we do not know when.

Furthermore, prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from development of the U.S. Rambler Project and any production of minerals from the claim, we will not be able to earn profits or continue operations.

The Company has a history of losses.

The Company has incurred losses in its business operations since inception, and is expected to lose money for the foreseeable future. Very few junior resource companies ever become profitable. Failure to achieve and maintain profitability may adversely affect the market price of our common stock.

Very few mineral properties are ultimately developed into producing mines.

The business of exploration for minerals and mining involves a high degree of risk. Few properties that are explored are ultimately developed into producing mines. At present, the Rohat 1 Claim has no known body of commercial mineralization. Most exploration projects do not result in the discovery of commercially mineable deposits of mineralization.

Substantial capital expenditures are required for us to establish mineralization reserves through drilling, to develop metallurgical processes, to extract the metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining.

Although substantial benefits may be derived from the discovery of a major mineral deposit, we cannot assure you that we will discover minerals in sufficient quantities to justify commercial operations or that it can obtain the funds required for development on a timely basis. The economics of developing precious and base metal mineral properties is affected by many factors including the cost of operations, variations in the grade of ore mined, fluctuations in metal markets, costs of processing equipment and other factors such as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection.

Mineral exploration involves a high degree of risk against which we are not currently insured.

Unusual or unexpected rock formations, formation pressures, fires, power outages, labour disruptions, flooding, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labour are risks involved in the operation of mines and the conduct of exploration programs. We have relied on and will continue to rely upon consultants and others for exploration expertise.

It is not always possible to fully insure against such risks and we may decide not to take out insurance against such risks as a result of high premiums or other reasons. Should such liabilities arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of our shares. We do not currently maintain insurance against environmental risks relating to the Rohat 1 Claim.

We may require permits and licenses that it may not be able to obtain.

Future operations on the Rohat 1 Claim may require additional licenses and permits from various governmental authorities. There can be no assurance that we will be able to obtain all necessary licenses and permits that may be required to conduct exploration, development and mining operations on the Rohat 1 Claim.

Metal prices fluctuate widely.

Factors beyond our control may affect the marketability of any resource we discover. Metal prices have fluctuated widely, particularly in recent years. The effect of these factors cannot accurately be predicted.

We face intense competition in the mining industry.

The resource industry is intensely competitive in all its phases. We compete with many companies possessing greater financial resources and technical facilities for the acquisition of mineral concessions, claims, leases and other mineral interests as well as for the recruitment and retention of qualified employees.

Our operations may be adversely affected by environmental regulations.

Our operations may be subject to environmental regulations promulgated by government agencies from time to time. Environmental legislation provides for restrictions and prohibitions on spills, and release or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailings disposal areas, which would result in environmental pollution. A breach of such legislation may result in the imposition of fines and penalties. In addition, certain types of operations require the submission and approval of environmental impact assessments. Environmental legislation is evolving in a manner which means that standards, enforcement, fines and penalties for non-compliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for the Company and its directors, officers and consultants. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of our operations. We do not maintain environmental liability insurance.

Management has only limited experience in resource exploration.

Our management, while experienced in business operations, has only limited experience in resource exploration. None of our directors or officers have any significant technical training or experience in resource exploration or mining. We rely on the opinions of consulting geologists that we retain from time to time for specific exploration projects or property reviews. As a result of management’s inexperience, there is a higher risk of us being unable to complete our business plan.

We need to continue as a going concern if our business is to succeed.

Our business condition, as indicated in our independent accountant's audit report, raises substantial doubt as to whether we can continue as a going concern. To date, we have completed only part of our business plan and we cannot assure you that we will be able to generate enough revenue to achieve profitability. At this time, we cannot predict with assurance the potential success of our business.

If we are unable to retain the services of our President or other qualified personnel, we may not be able to implement our business plan.

We depend on the services of our President, Delara Hussaini, and our success depends on the decisions made by Ms. Hussaini. The loss of the services of Ms. Hussaini could have an adverse effect on our business, financial condition and results of operations. We have not entered into an employment agreement with Ms. Hussaini; therefore there are no restrictions on her ability to leave our employ and compete against us in the future. In addition to Ms. Hussaini, we will need to recruit other qualified personnel, particularly individuals with specialized mining and engineering experience, if we are to achieve the objectives in our business plan. Our failure to attract additional qualified employees or to retain the services of Ms. Hussaini could have a material adverse effect on our operating results and financial condition.

Any additional funding we arrange through the sale of our common stock will result in dilution to existing shareholders.

We must raise additional capital in order for our business plan to succeed. Our most likely source of additional capital will be through the sale of additional shares of common stock. Such stock issuances will cause stockholders' interests in our company to be diluted, which dilution will negatively affect the value of an investor's shares.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we will be required, beginning with our fiscal year ending October 31, 2008, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting as of the end of fiscal 2008. Furthermore, our independent registered public accounting firm will be required to attest to whether our assessment of the effectiveness of our internal control over financial reporting is fairly stated in all material respects and separately report on whether it believes we have maintained, in all material respects, effective internal control over financial reporting as of the end of fiscal 2009. We have not yet completed our assessment of the effectiveness of our internal control over financial reporting. We expect to incur additional expenses and diversion of management's time as a result of performing the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

We do not have a sufficient number of employees to segregate responsibilities and may be unable to afford increasing our staff or engaging outside consultants or professionals to overcome our lack of employees. During the course of our testing, we may identify other deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock, if a market ever develops, could drop significantly.

The costs to meet our reporting and other requirements as a public company subject to the Securities Exchange Act of 1934 will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

Upon becoming a public entity that will be subject to the reporting requirements of the Securities Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will range up to $50,000 per year for the next few years and will be higher if our business volume and activity increases but lower during the first year of being public because our overall business volume will be lower, and we will not yet be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. These obligations will reduce our ability and available resources to fund other aspects of our business and may prevent us from meeting our normal business obligations.

Estimates of proven and probable reserves are uncertain.

Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, to a large extent, based on interpretations of geologic data obtained from drill holes and other sampling techniques. Mineral producers use feasibility studies to derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore body, expected recovery rates of metals from the ore, comparable facility, equipment, and operating costs, and other factors. Actual cash operating costs and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phase of drilling before production is possible and, during that time, the economic feasibility of exploiting a discovery may change.

It may be difficult to enforce judgments or bring actions outside the United States against us and certain of our officers and directors.

Our officers and directors reside outside of the United States and a substantial amount of our assets are located outside of the United States. As a result, it may be difficult or impossible for you to (i) enforce in courts outside the United States judgments obtained in the United States courts based upon the civil liability provisions of the United States federal securities laws against these persons and us; or (ii) bring in courts outside the United States an original action to enforce liabilities based upon United States federal securities laws against us and our officers and directors.

Mining accidents or other material adverse events at our mining locations may reduce our production levels.

At any one of our various mines, production may fall below historic or estimated levels as a result of mining accidents, such as a pit wall failure in an open pit mine, or cave-ins or flooding at underground mines. In addition, production may be unexpectedly reduced at a location if, during the course of mining, unfavorable ground conditions or seismic activity are encountered; ore grades are lower than expected; the physical or metallurgical characteristics of the ore are less amenable to mining or treatment than expected; or our equipment, processes or facilities fail to operate properly or as expected.

Risks Relating To Our Common Stock

We have the right to issue up to 10,000,000 shares of “blank check” preferred stock, which may adversely affect the voting power of the holders of other of our securities and may deter hostile takeovers or delay changes in management control.

We may issue up to 10,000,000 shares of our preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determine from time to time. To date, we have not issued any shares of preferred stock. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.

Because our President owns 57.03% of our outstanding common stock, she will make and control corporate decisions that may be disadvantageous to minority shareholders.

Delara Hussaini, our President and Director, owns approximately 57.03% of the outstanding shares of our common stock. Accordingly, she will have significant influence in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations and the sale of all or substantially all of our assets, and a change in control. The interests of Ms. Hussaini may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Currently, there is no public market for our securities, and we cannot assure you that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

Currently, our stock is not listed on any public market, exchange, or quotation system. Although we plan to take the steps necessary to have our common stock publicly traded, a market for our common stock may never develop. We currently plan to apply for quotation of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the OTCBB, or, if traded, a public market may not materialize. Even if we are successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their stock. If our common stock is not quoted on the OTCBB or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased, rendering their shares effectively worthless and resulting in a complete loss of their investment.

We plan to identify a market maker to file an application with the NASD on our behalf so as to be able to quote the shares of our common stock on the OTCBB (which is maintained by the NASD) commencing upon the effectiveness of our registration statement of which this prospectus is a part. We cannot assure you that such market maker's application will be accepted by the NASD. We are not permitted to file such application on our own behalf. If the application is accepted, there can be no assurances as to whether any market for our shares will develop or the prices at which our common stock will trade. If the application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for the common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of the Company, and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

Because we will be subject to “penny stock” rules once our shares are quoted on the OTCBB, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the penny stock rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus and the documents incorporated by reference in this prospectus contain certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) which are based on the beliefs of our management as well as assumptions made by and information currently available to our management. Statements that are not based on historical facts, which can be identified by the use of such words as “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, are forward-looking. Such statements reflect our judgment as of the date of this prospectus and they involve many risks and uncertainties, including those described under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations,” as well as statements as to our future operating results; our business prospects; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy; our possible financings; and the adequacy of our cash resources and working capital. These risks and uncertainties could cause actual results to differ materially from those predicted in any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. The forward-looking statements included herein are only made as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law and regulations.

Use Of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination Of Offering Price

The selling shareholders will sell our shares at $0.05 per share until our shares are quoted on the OTCBB, and thereafter at prevailing market prices or privately negotiated prices. This price was determined arbitrarily by us.

Dilution

The common stock to be sold by the selling shareholders in this Offering is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

We agreed to register for resale shares of common stock by the selling shareholders listed below. The selling shareholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling shareholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling shareholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission (the "SEC") and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling shareholders and we have not independently verified this information. The selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, none of the selling shareholders has held any position or office with us, nor are any of the selling shareholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer. In addition, the selling stockholders purchased the stock from us in the ordinary course of business. At the time of the purchase of the stock to be resold, none of the selling shareholders had any agreements or understandings with us, directly or indirectly, with any person to distribute the stock.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

Name of selling shareholder	Number of shares beneficially owned prior to this Offering (1)	Number of shares to be offered for selling shareholder’s account	Number of shares to be beneficially owned upon completion of this offering	Percentage of shares beneficially owned upon completion of this offering

Shenul Basi 2280 - 68th Street, NE, Suite 3204 Calgary, Alberta T1Y 7M1	112,500	112,500	-0-	-0-

Faeizel Bhanji 214 Paramount Court, NW Calgary, Alberta T3K 5P6	112,500	112,500	-0-	-0-

Iqbal Boga (2) 334 - 470 Granville Street Vancouver, BC V6C 1V5	185,000	185,000	-0-	-0-

Cyrus Chu 155 Coral Shores Landings NE Calgary, Alberta T3J 3J7	112,500	112,500	-0-	-0-

Mehboob Fazal 4532 - 7th Avenue, SE, Calgary, Alberta T2A 4X1	112,500	112,500	-0-	-0-

Shanaz Fazal 4532 - 7th Avenue, SE, Calgary, Alberta T2A 4X1	112,500	112,500	-0-	-0-

Rumina Habib 55 Martha Close, NE Calgary, Alberta T3J 4J8	112,500	112,500	-0-	-0-

Janagha Hussaini 101 Taravista Way, NE Calgary, Alberta T3J 4K8	112,500	112,500	-0-	-0-

Naheed Hussaini 101 Taravista Way, NE Calgary, Alberta T3J 4K8	112,500	112,500	-0-	-0-

Safora Hussaini 101 Taravista Way, NE Calgary, Alberta Canada T3J 4K8	112,500	112,500	-0-	-0-

Sayed Hussaini (3) 306- -8120 Bennet Road Richmond, BC V6Y 1N5	35,000	35,000	-0-	-0-

Shikeba Hussaini 306- -8120 Bennet Road Richmond, BC V6Y 1N5	35,000	35,000	-0-	-0-

Nigar Lila 50 Kincora Drive, NW Calgary, Alberta T3R 1K8	112,500	112,500	-0-	-0-

Nadeem Lila 50 Kincora Drive, NW Calgary, Alberta T3R 1K8	112,500	112,500	-0-	-0-

Rusmi Patel Lila 50 Kincora Drive, NW Calgary, Alberta T3R 1K8	112,500	112,500	-0-	-0-

Jameel Lila 308 - 111 Doverpoint SE Calgary, Alberta T2V 3J8	112,500	112,500	-0-	-0-

Shalla Mansoury 10603 40th Ave., NW Apt. 306 Edmonton, AB T6T 2M3	35,000	35,000	-0-	-0-

Noria Nathoo 4328 33rd St. Edmonton, AB T6T 1B5	35,000	35,000	-0-	-0-

Amin Rajan 2236 Monashee Ct. Coquitlam, BC V3K 6P7	35,000	35,000	-0-	-0-

Dina Rahmani 519 Wiseman Lane NW Edmonton, AB T6T 1N6	35,000	35,000	-0-	-0-

Shariff Rahmani 519 Wiseman Lane NW Edmonton, AB T6T 1N6	35,000	35,000	-0-	-0-

Susan Rajan 2236 Monashee Ct. Coquitlam, BC V3K 6P7	35,000	35,000	-0-	-0-

Massoda Shahi 11874 88 Avenue, Suite 319 North Delta, BC V4C 3C8	150,000	150,000	-0-	-0-

Nilofer Shahi 11881 88 Avenue, Suite 801 North Delta, BC V4C 8A2	150,000	150,000	-0-	-0-

John Voang 7273 California Bld., NE Calgary, Alberta T3J 4J8	112,500	112,500	-0-	-0-

Rosemin Virani 214 Paramount Court, NW Calgary, Alberta T3K 5P6	112,500	112,500	-0-	-0-

Patricia Wilson 1746 MacDonald Street Vancouver, BC V6K 3X8	35,000	35,000	-0-	-0-

Total	2,487,500	2,487,500	-0-	-0-

(1)
Unless otherwise indicated, the selling shareholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling shareholders.

(2)	Mr. Boga is the husband of Delara Hussaini, our President, Secretary, Treasurer and a Director.
(3)	Mr. Sayed Hussaini is the brother of Delara Hussaini, our President, Secretary, Treasurer and a Director and Angela Hussaini, a Director.

Plan Of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions.

We are planning to apply to have our shares of common stock registered on the OTCBB. We anticipate that once the shares are trading on the OTCBB or any other market the selling shareholders will sell their shares directly into any such market.

The selling shareholders will initially sell our shares at $0.05 per share until such time as our shares are quoted on the OTCBB, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily. We cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market. The shares may be sold by the selling shareholders, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

The shares also may be sold in compliance with Rule 144 promulgated under the Securities Act of 1933.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal.

Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and we have informed them that they may not, among other things:

1. engage in any stabilization activities in connection with the shares;

2. effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution; and

3. bid for or purchase any of the shares or rights to acquire the shares or attempt to induce any person to purchase any of the shares or rights to acquire the shares, other than as permitted under the Securities Exchange Act of 1934.

Legal Proceedings

We are not currently a party to any legal proceedings. Our address for service of process in Nevada is 202 So. Minnesota Street, Carson City, Nevada 89703.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages and positions as of the date of this prospectus are as follows:

Name	Age	Position

Delara Hussaini	43	President, Secretary, Treasurer and Director

Angela Hussaini	41	Director

Delara Hussaini has been our President, Secretary, Treasurer and a member of the Board of Directors since our inception in August 2006. From October 2004 to present, Ms. Hussaini has been working in the Mining Project Acquisition Division of Kakanda Development Corp. (now known as "Kakanda Resources Corp".), a mineral property acquisition and development firm, as a consultant. From November 1998 to present, Ms. Hussaini also has been working for Aeroguard Company as a passenger screener at Vancouver Airport. Ms. Hussaini obtained a Masters of Science degree in Civil Engineering from the Tajik Polytechnical Institute in Tajikistan in 1987. Delara Hussaini is Angela Hussaini’s sister. Currently, Ms. Hussaini devotes approximately 15% of her working time to the Company’s business. This level of activity is anticipated to increase to approximately 40% within the next four to six months as the Company is anticipated to commence its exploration program. Ultimately as the Company’s operations grow, Ms. Hussaini contemplates devoting substantially all of her professional time to the Company’s endeavors. Ms. Hussaini is unable to devote more time to such endeavors at this juncture as the Company is unable to pay her any salary or stipend.

Angela Hussaini has been a member of our Board of Directors since our inception in August 2006. From 1999 to present, Ms. Hussaini has worked for Aeroguard Company as a passenger screener at Vancouver Airport. She obtained a Masters of Science degree in Economics at the Moscow Institute of Oil and Gas in 1988. Angela Hussaini is Delara Hussaini’s sister.

Term Of Office

Our directors are appointed for a one-year term to hold office until the next annual meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Employees

We have no employees other than Delara Hussaini.

Security Ownership Of Certain Beneficial Owners And Management

On September 20, 2006, we issued an aggregate of 4,000,000 shares of our common stock to our founders, officers and directors for an aggregate consideration of $4,000.

The following table provides information regarding the beneficial ownership of our common stock as of the date of this prospectus by:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our executive officers and directors; and
•	all of our officers and directors as a group.

Except as otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name And Address of Beneficial Owner(1)	Amount Of Beneficial Ownership	Percentage Of Class (2)

Delara Hussaini President, Treasurer, Secretary and Director	3,700,000	57.03%

Angela Hussaini	300,000	4.62%

All Officers and Directors as a group	4,000,000	60.65%
_____________________________
(1)	Unless otherwise noted, the business address of each of the following is 2025 Graveley St., Vancouver, BC, Canada V5L 3B6.
(2)	The percent of class is based on 6,487,500 shares of common stock issued and outstanding as of the date of this prospectus.

Description of Securities

General

The Company's authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $0.001 per share.

All of the shares of our authorized capital stock, when issued for such consideration as our Board of Directors may determine, shall be fully paid and non-assessable.

Common Stock

As of date of this prospectus, there were 6,487,500 shares of our common stock issued and outstanding that are held by 29 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of the date of this prospectus, there were no shares of preferred stock outstanding.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Transfer Agent

We do not currently have a transfer agent. We are currently in the process of identifying potential transfer agents and plan to select one prior to going effective.

Interests Of Named Experts And Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The legality of the common stock offered by this prospectus and certain legal matters in connection with the offering will be passed upon for us by Gersten Savage LLP, New York, New York.

The financial statements included in this prospectus and the registration statement have been audited by Dale Matheson Carr-Hilton LaBonte LLP, Chartered Accountants, to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Disclosure Of Commission Position On Indemnification For
Securities Act Liabilities

Our directors and sole officer are indemnified as provided by the Nevada Revised Statutes. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

Organization Within Last Five Years

We were incorporated on August 25, 2006 under the laws of the state of Nevada. On that date, Delara Hussaini was appointed our president, secretary and treasurer and a director. Angela Hussaini also was appointed a director.

Description Of Business

Overview

We were incorporated on August 25, 2006 in the state of Nevada. We intend to engage in the business of mineral property exploration. Our President, Delara Hussaini, staked a claim on our behalf called Rohat 1 Claim in the New Westminster, Similameen Mining Division of the Canadian province of British Columbia (the “Rohat 1 Claim”) whereby we acquired a 100% interest in a map-staked claim covering 357.2 hectares (882.6 acres) for $127. The project is called the U.S. Rambler Project and it is currently our sole exploration target. In September 2006, we retained Brian Simmons, P.Eng. of Rodell Enterprises Ltd., an independent professional mining engineer, to prepare a technical report on the property. To date, we have incurred $4,717 for such technical report.

Mineral property exploration is typically conducted in phases. We have not yet commenced the initial phase of exploration on the U.S. Rambler Project, however, our geologist recommends the exploration work based on the results from the most recent phase of technical and area review. Once we have completed each phase of exploration and analyzed the results, we will make a decision as to whether we will proceed with each successive phase. Our President will make this decision based upon the recommendations of Brian Simmons. Our goal in exploration of the US Rambler Project is to ascertain whether it possesses economic quantities of polymetallic veins. We cannot assure you that any economical mineral deposits exist in the U.S. Rambler Project until appropriate exploration work is completed. Even if we complete our proposed exploration program on the U.S. Rambler Project and we are successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit.

In the future, we hope to expand our exploration target to the Republic of Tajikistan in Central Asia as our President, Delara Hussaini, graduated from Tajik Polytechnical in Dushanbe, Tajikistan and is in the process of acquiring an exploration license in Tajikistan for a mining company called Kakanda Development Corp.

Geological Report

We retained the services of Brian Simmons, P. Eng., a professional mining engineer, to complete an evaluation of the Rohat 1 Claim and to prepare a geology report on the claim.

Mr. Simmons is a professional mining engineer who graduated from the Colorado School of Mines in 1981 with a Bachelor of Science degree in Mining Engineering. Mr. Simmons is a member of the Association of Professional Engineers and Geoscientists of British Columbia and is a registered Professional Engineer (License #15588). Mr. Simmons has been engaged in the study and practice of the geological profession for over 25 years.

Based on his review, Mr. Simmons recommends a two-phase program of exploration on the U.S. Rambler Project.

The first phase of exploration would consist of geological mapping and sampling. Geological mapping involves plotting previous exploration data relating to a property area on a map in order to determine the best property locations to conduct subsequent exploration work. Prospecting involves analyzing rocks on the property surface with a view to discovering indications of potential mineralization. Geological mapping consist of our consulting geologist and his assistant completing a detailed mapping, gathering soil samples from property areas with the most potential to host economically significant mineralization based on past exploration results. All samples gathered will be sent to a laboratory where they are crushed and analysed for metal content.

We intend to have Mr. Simmons oversee the exploration of our U.S Rambler Project. As recommended by Mr. Simmons’ technical report, we intend to commence the phase one program in May 2007 (due to the on coming weather condition which starts in early October) and expect that the program will take about one month to complete. We will pay part costs of the program from existing cash on hand.

The first phase is estimated to cost $19,800 as described below.

Budget - First Phase

Geologist	8 days @ $630/day	$5,040
Technologist	8 days @ $270/day	$2,160
Rock sample	20 samples @ $45 each	$900
Soil sample	100 samples @ $40 each	$3,600
Equipment rental	vehicle 8 days @ $270/day	$720
Expenses	Camp, Fuel, Food, Field Supplies	$2,880
Report writing		$4,500
Total		$19,800

After the completion of the exploration program, we will have our consulting geologist prepare a report discussing the results and conclusions of the program. We will also ask him to provide us with a recommendation for additional exploration work on the U.S. Rambler Project, which will include a magnetometer survey and trenching and proposed budget of $57,600. We will need to raise additional financing to cover those costs through the sale of our common stock, although we currently do not have any specific financing arranged. Subject to financing, we expect to commence the second phase of exploration on the U.S. Rambler Project in the fall of 2007.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in Canada generally, and in British Columbia specifically.

We will have to sustain the cost of reclamation and environmental mediation for all exploration and development work undertaken. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the currently planned work programs. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position in the event a potentially economic deposit is discovered.

If we enter into production, the cost of complying with permit and regulatory environmental laws will be greater than in the exploration phases because the impact on the project area is greater. Permits and regulations will control all aspects of any production program if the project continues to that stage because of the potential impact on the environment. Examples of regulatory requirements include:

-	Water discharge will have to meet water standards;

-	Dust generation will have to be minimal or otherwise re-mediated;

-	Dumping of material on the surface will have to be re-contoured and re-vegetated;

-	All material to be left on the surface will need to be assessed to ensure that it is environmentally benign;

-	Groundwater will have to be monitored for any potential contaminants;

-	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

-	There will have to be an impact report of the work on the local fauna and flora.

Because there will not be any appreciable disturbance to the land during the exploration program on the Rohat 1 Claim, we will not have to seek any government approvals prior to conducting exploration.

Subsidiaries

We do not have any subsidiaries.

Patents And Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Management's Discussion And Analysis Or Plan Of Operation

Plan Of Operation

Our plan of operation for the next 12 months is:

1.
By May 2007, we will have commenced the recommended exploration program on the Rohat 1 Claim consisting of a geological mapping and sampling. We anticipate that these exploration programs will cost approximately $19,800. To date, we have not commenced exploration on the U.S. Rambler Project. The program should take approximately one month to complete. We do not have any verbal or written agreement regarding the retention of any qualified engineer or geologist for the exploration program, though Mr. Brian Simmons has indicated that he will oversee all exploration if he is available. We plan to finance the cost of the exploration program from cash on hand, plus advances from our Company’s President if the need arises.

2.
Assuming we receive favourable results from Phase 1, we will commence Phase 2 in September 2007, which would consist of completing the recommended exploration program by conducting a magnometer survey and trenching. We anticipate that these exploration programs will cost approximately $57,600. We plan to finance the cost of the exploration program from sale of our common stock, although we currently do not have any specific financing arranged.

In addition, to the cost of both phases of our exploration program, we anticipate spending an additional $15,000 on administrative fees, including fees payable in connection with the filing of the registration statement and complying with reporting obligations. We will pay these expenses from our current cash on hand.

Total expenditures over the next 12 months are therefore expected to be $34,800, which expense does not include Phase 2 work.

While we have enough funds to cover these anticipated expenses, we will require additional funding in order to proceed with the recommended exploration program for Phase 2. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock or from director loans. We do not have any arrangements in place for any future equity financing or loans.

Results Of Operations For Period Ending October 31, 2006

We have not earned any revenues from our incorporation on August 25, 2006 to October 31, 2006. We do not anticipate earning revenues unless we enter into commercial production on the U.S. Rambler Project which is doubtful. We have not commenced the exploration stage of our business and can provide no assurance that we will discover economic mineralization on the U.S. Rambler Project, or if such minerals are discovered, that we will enter into commercial production.

We incurred operating expenses in the amount of $16,774 for the period from our inception on August 25, 2006 to October 31, 2006. These operating expenses were comprised of mineral property acquisition costs (including the technical report) of $4,844, professional fees of $11,000, incorporation costs of $715 and rent expenses of $215.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities. For these reasons, our auditors believe that there is substantial doubt that we will be able to continue as a going concern.

Liquidity

To date, we have raised $39,050 and have incurred expenses of $16,774. Our projected financial requirements for the next 12 months are $34,800. We plan to finance the cost of the exploration program and administration costs from cash on hand, plus advances from our Company’s President if the need arises.

We will require additional funding in order to proceed with Phase 2 recommended exploration following the completion of the program. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock or from director loans. We do not have any arrangements in place for any future equity financing or loans.

Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140”, to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006.  This adoption of this statement is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measures” (“SFAS No. 157”). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for us would be our fiscal year beginning March 1, 2008. The Company is currently evaluating the impact of SFAS No. 157 but does not expect that it will have a material impact on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The Company does not expect that the implementation of SFAS No. 158 will have any material impact on its financial position and results of operations.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The Company is currently evaluating the impact of adopting SAB No. 108 but does not expect that it will have a material effect on its financial statements.

Critical Accounting Policies

The preparation of financial statements and related notes requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements.

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 2 to the financial statements, included elsewhere in this prospectus, includes a summary of the significant accounting policies and methods used in the preparation of our financial statements. The following is a brief discussion of the more significant accounting policies and methods used by us.

Mineral Property Costs

The Company has been in the exploration stage of its resource business since its formation on August 25, 2006 and has not realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mineral properties. Mineral property acquisition, exploration and development costs are expensed as incurred until such time as economic reserves are quantified. The recoverability of capitalized costs of mineral properties are presumed to be insupportable under FASB Statement No. 144 prior to determining the existence of a commercially minable deposit, as contemplated by Industry Guide 7 for mining companies in the exploration stage. Further, the Company has considered the guidance under EITF 04-2 and has determined that capitalization of mineral property acquisition costs is inappropriate at the current stage of the Company’s mineral property exploration activities.  When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property will be capitalized. Such costs will be amortized using the unit-of-production method over the estimated life of proven reserves.

As of the date of these financial statements, the Company has incurred only exploration costs which have been charged to operations. To date the Company has not established any proven or probable reserves on its mineral properties. The Company has adopted the provisions of SFAS No. 143 “Accounting for Asset Retirement Obligations” which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other disposal of long-term tangible assets arising from the acquisition, construction or development and for normal operations of such assets. As of October 31, 2006, any potential costs related to the retirement of the Company’s mineral property interests have not been determined.

Foreign Currency Translation

Our Company’s functional currency is the Canadian dollar and reporting currency is the United States dollar. Transactions may occur in Canadian dollars and we have adopted SFAS No. 52 “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average monthly rates are used to translate revenues and expenses. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. We have not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Description Of Property

Property description and locations

The U.S. Rambler Project consists of one mineral claim (Rohat 1, Tenure No: 540763) located in the New Westminster, Similkameen Mining Division of British Columbia, Canada (the “Rohat 1 Claim”). The U.S. Rambler Project area is located approximately 140 km east of Vancouver and 23 km east-northeast of Hope. The Rohat 1 Claim consists of 17 cells totaling an area of 357 hectares. The U.S. Rambler showing is located on the northwest corner of the Rohat 1 Claim.

The Rohat 1 Claim was staked on September 8, 2006 using the British Columbia Mineral Titles Online Internet system. All claims staked in British Columbia require $0.40 per hectare worth of assessment work to be undertaken in year 1 through 3, followed by $0.80 per hectare per year thereafter.

A logging road up Dewdney Creek provides access to the northwest corner of the mineral claim. Much of the area has been logged.

There are no known environmental liabilities. No permits have been applied for or acquired for the proposed work.

Accessibility, climate, local resources, infrastructure and physiography

Topography, elevation and vegetation

The Rohat 1 Claim is located within the Hozameen Range, which is characterized by high, rugged mountains separated by narrow, deeply incised valleys. The Rohat 1 Claim is situated on the western slope of Summit Mountain and on the headwaters of Dewdney Creek. Elevations on the mineral claim range from 900 meters in the Northwest corner, to over 1700 meters on the Southeastern portion. The area is forested with fir, spruce and cedar trees.

Access to the Property

The mineral claim is accessible from the Coquihalla Highway at the Carolin Mine turnoff, approximately 21-road kilometers northeast of Hope. From the highway turnoff, another 12 kilometers is traveled along a logging road up Dewdney Creek. The lower part of the logging road is in good condition, but the remainder has several poor sections. A four-wheel drive vehicle is required to travel the latter part of the road.

Proximity to Population Centre

The city of Hope is the closest major population center. Traveling by car, the Rohat 1 Claim is located about 33 kilometers from Hope. Vancouver is about 150 kilometers west of Hope.

Climate

Snow normally covers the claims from the end of September to late June.

Surface Areas

The lower part of the valley along Dewdney Creek has been logged. The Upper slopes of the valley are partly logged in areas.

History

The general area of the Rohat 1 Claim was explored intermittently from the late 1800’s to the present. Most of the exploration and mining activity was concentrated on Treasure Mountain located to the east of the Rohat 1 Claim.

The U.S. Rambler showing is located on the northeast corner of the Rohat 1 Claim. The U.S. Rambler showing is first mentioned in the 1913 British Columbia Mines Annual Report. A 15-meter adit was driven in the bedded quartzite.

Two of the minor shear zones are located on the Rohat 1 Claim. One of the shear zones is believed to be the U.S. Rambler showing. The other shear zone is located to the south of the U.S. Rambler showing along the south fork of Dewdney Creek.

In 1987, a two-day reconnaissance geological mapping program was conducted on the Argentum Mineral Claim (expired) by Silver Saddle Mines Limited. A portion of the program was done on the Rohat 1 Claim. Conclusions from the program are as follows:

While no mineralized zones were observed in the area traversed, it is concluded that Argentum claim has the potential for hosting silver-bearing base metal veins similar to those on Treasure Mountain. An Exploration program is recommended. (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, Geological Branch Assessment Report 17,117)

Geological Setting

The area is underlain by Lower-Middle Jurassic Dewdney Creek Formation (Ladner Group) tuffaceous sediments comprised of volcanic sandstone, siltstone, tuff, and argillite with interlayered fossiliferous limestone. These rocks are separated from the Lower-Upper Cretaceous Pasayten Group sediments to the east, by the major northwest trending Chuwanten fault.

The U.S. Rambler showing occurs in bedded quartzite which strikes 015 degrees. There is minor shearing along the bedding planes. The rock is altered and oxidized with extensive limonitic staining. Vein filling along these shears is comprised mainly of altered hostrock and contains disseminated pyrite, galena and sphalerite. (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW045, Capsule Geology).

Deposit Types

The U.S. Rambler showing has a vein, stockwork type deposit similar to the nearby past producing Summit and Treasure Mountain mines. The origin of the deposits is classified as hydrothermal and epigenetic, with carbonate and chloritic alteration. The polymetallic veins contain silver, lead, zinc and minor amounts of gold.

Adjacent properties

a.	Blackjack Showing

The Blackjack showing is located to the immediate west of the Rohat 1 Claim and is described as follows:

The Blackjack showing is hosted by interbedded tuff, quartzite and argillite which are crosscut by a coarse grained, black felsic dike trending between north and north-northeast. The main showing, located on the west side of the junction of Dewdney Creek, is exposed in an opencut about 6 meters from the creek. Disseminated pyrite, galena and sphalerite occurs in an oxidized band which ranges from 25 to 30 centimeters in width, and consists of sheared and altered wallrock (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW046, Detail Report).

b.	Halls Showing

The Halls showing is located 500 meters south of the Rohat 1 Claim and is described as follows:

The Halls showing is hosted by bedded quartzite which trends 090 degrees. The quartzite consists of alternating grey and limonitic bands which are highly fractured and blocky in places. Fine-grained pyrite is disseminated throughout the grey bands while the oxidized limonitic bands host some disseminated sphalerite and galena. Several opencuts were excavated in the oxidized bands. In 1913, a sample taken across 1.2 meters assayed 0.69 grams per tonne gold and 24.0 grams per tonne silver. (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW047, Capsule Geology)

c.	Argentum Showing

The Argentum showing is located approximately 300 meters east of the Rohat 1 Claim and is described as follows:

The Argentum occurrence is underlain by north-northwest striking (340-350 degrees), west dipping (60 degrees) volcanic sediments consisting of sandstone, conglomerate, agglomerate, tuff and argillaceous tuff intruded by dioritic sills and dikes. Shearing along dike contacts is sometimes accompanied by a narrow zone of quartz veinlets. The hostrocks belong to the Dewdney Creek Formation. Pyrrhotite and lesser pyrite are commonly disseminated throughout these lithologies. The tuffs and argillaceous tuffs are distinctive units in that they contain limonite coatings along fracture planes and have a higher percentage of pyrrhotite and pyrite. A fault is evidenced by offsets of some rock units.

Some minor shears occur in the volcanic sandstone, tuffaceous argillite and argillite units. The shears are highly fractured and oxidized and contain sparse pyrite, sphalerite and galena. Locally, unmineralized quartz veins to 25 centimeters wide also occur. Rock chip samples from the mineralized shear zones assayed up to 70.95 grams per tonne silver (Assessment Report 14714). (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW153, Capsule Geology)

d.	Summit

The Summit property, a past underground producer, is located 1.5 kilometers east of the Rohat 1 Claim.

In 1951, 18 tonnes were mined and milled from the Summit property. Recovery was 14,867 grams of silver (826 grams Ag per tonne), 3,079 kilograms lead (17% Pb), and 2,675 kilograms zinc (15% Zn). (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW023, Summary Production)

In 1988, mineral exploration work consisting of geochemical, geophysical, geological and trenching was performed on the Summit property. The summary from Assessment Report 18,111 is as follows:

The subject property is underlain by tuffaceous and politic sediments of the Upper Jurassic Dewdney Creek Group. Mineralization is generally consistent in character throughout the area. It consists of silver-bearing sulfides in quartz carbonate veins localized along locally prominent, steeply dipping fault structures, subsidiary faults and tension fractures. The veins varies in width and usually consist of a central core of massive sulfides with veinlets and disseminations distributed outward.

The 1988 geochemistry survey delineated 8 anomalous zones, 7 of which have coincident EM conductors. The Basil Vein, discovered during this year’s program, is located within one of these anomalous zones. The size and intensity of the anomaly indicates a larger structure than the Basil Vein or perhaps series of parallel structures. The trenching program exposed the Indiana vein for 390 meters and sampling of the trenches have shown that the vein is mineralized, though in varying degrees, throughout the entire exposed strike length.

(P.L. Chung; Geochemical, Geoophysical, Geological and Trenching Report on the Summit Camp Property, Harrisburg-Dayton Resource Corp., Geological Branch Assessment Report 18,111)

e.	Treasure Mountain

The Treasure Mountain Mine is located 4 kilometers east of the Rohat 1 Claim. The first significant underground work was done from 1909 to 1912. Work ceased in the area during World War I.

From 1929 to 1932, 1,148 tonnes of ore were mined from the Treasure Mountain mine. No further production was recorded until 1988 when another 362 tonnes were mined. Of the total 1510 tonnes mined from the Treasure Mountain Mine, 1,283 tonnes were milled. The 1,283 milled tonnes produced 2,186,372 grams of silver (1,704 grams Ag / tonne), 93 grams gold ( 0.07 grams Au / tonne), 292,342 kilograms lead (22.8 % Pb), 64,582 kilograms zinc (5.0% Zn.).
(Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW016, Production Detail Report)

In 1988 Huldra Silver Inc. reported for the Treasure Mountain Mine the reported grade is 850 grams silver per tonne, 4.0 % lead and 5.0 % Zn. A cutoff grade of 500 grams per tonne equivalent silver was used. (Gov. of B.C. Ministry of Energy, Mines and Petroleum Resources, MINFILE No. 092HSW016, Inventory Detail Report)

Office

We do not have an ownership or leasehold interest in any property. Our office is located on the premises of our President at 2025 Graveley St., Vancouver, British Columbia, Canada. It’s approximately 200 square feet in size. It contains office furniture and equipment sufficient to administer our current business. Our President donates this office space to us.

Certain Relationships And Related Transactions

Our President, Ms. Delara Hussaini, staked the Rohat 1 Claim on our behalf, and it is currently being held in trust by Ms. Hussaini for our benefit. The Company paid for the cost of the staking.

Other than as noted above, none of the following parties has, or since our date of incorporation had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

* Any of our directors or executive officers;
* Any person proposed as a nominee for election as a director;
* Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
* Any member of the immediate family of any of the foregoing persons who has the same house as such person.

Market For Common Equity And Related Stockholder Matters

No Public Market For Common Stock

There is presently no public market for our common stock and there has never been a market for our common stock. We anticipate applying for quotation of our common stock on the OTCBB upon the effectiveness of the registration statement of which this prospectus forms a part. However, we cannot assure you that our shares will be quoted on the OTCBB or, if quoted, that a public market will materialize.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

(a)	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

(b)
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the securities laws;

(c)	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

(d)	contains a toll-free telephone number for inquiries or disciplinary actions;

(e)	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

(f)	contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with:

(a)	bid and offer quotations for the penny stock;

(b)	the compensation of the broker-dealer and its salesperson in the transaction;

(c)	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

(d)	a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a suitably written statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Stockholders of Our Common Shares

As of the date of this prospectus, we have 29 stockholders of record.

Rule 144 Shares

There are currently no outstanding warrants for the purchase of shares of common stock and no shares of common stock reserved under any employee stock option plans. As of the date of this prospectus, 6,487,500 shares of common stock are issued and outstanding, including the 2,487,500 shares of common stock which have been registered for resale in this prospectus. There currently are no shares of common stock or common stock equivalents which can be resold in the public market in reliance upon the safe harbor provisions of Rule 144, as promulgated under the Securities Act of 1933.

A total of 4,000,000 shares of our common stock will become available for resale to the public after September 5, 2007, subject to the volume and trading limitations of Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

a) 1% of the number of shares of the company's common stock then outstanding which, in our case, will equal 6,487,500 shares as of the date of this prospectus; or

b) the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold all of the 4,000,000 shares described above.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1. We would not be able to pay our debts as they become due in the usual course of business; or

2. Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

We have not compensated and have no arrangements to compensate Delara Hussaini for her services to us as an officer. We have not granted any stock options to Ms. Hussaini; there are no stock option, retirement, pension, or profit sharing plans for the benefit of Ms. Hussaini; and, we have not entered into any employment or consulting agreements with Ms. Hussaini. In addition, we do not pay Delara Hussaini or Angela Hussaini any compensation for serving as Directors of the Company.

Financial Statements

Rohat Resources, Inc.
(An Exploration Stage Company)
Financial Statements

October 31, 2006

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of Rohat Resources, Inc:

We have audited the accompanying balance sheet of Rohat Resources, Inc. (An Exploration Stage Company) as of October 31, 2006 and the statements of operations, stockholders’ equity and cash flows for the period from August 25, 2006 (inception) to October 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2006 and the results of its operations and its cash flows and the changes in stockholders’ equity for the period from August 25, 2006 (inception) to October 31, 2006 in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated revenues since inception, has incurred losses in developing its business, and further losses are anticipated. The Company requires additional funds to meet its obligations and the costs of its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DALE MATHESON CARR-HILTON LABONTE LLP
DMCL CHARTERED ACCOUNTANTS
November 23, 2006
Vancouver, Canada

Rohat Resources, Inc.
(An Exploration Stage Company)
Balance Sheet

October 31,
2006

Assets

Current Assets
Cash	$30,776

Total Assets	$30,776

Liabilities

Current Liabilities
Accounts payable and accrued liabilities	$8,500

Total Liabilities	8,500

Stockholders’ Equity

Common Stock (Note 4)
100,000,000 common shares authorized, with a $0.001 par value
10,000,000 preferred shares authorized, with a $0.001 par value
6,487,500 common shares issued and outstanding	6,488
Additional Paid-in Capital	32,562
Deficit Accumulated During The Exploration Stage	(16,774)

Total Stockholders’ Equity	22,276

Total Liabilities and Stockholders’ Equity	$30,776

GOING CONCERN CONTINGENCY (Note 1)

The accompanying notes are an integral part of these financial statements

Rohat Resources, Inc.
(An Exploration Stage Company)
Statement of Operations

Period From August 25, 2006 (Inception) to October 31,
2006
Expenses

Incorporation costs	$715
Mineral property costs (Note 3)	4,844
Professional fees	11,000
Rent	215

Total Expenses	16,774

Net Loss	$(16,774)

Loss Per Share - Basic and Diluted	$(0.00)

Weighted Average Number of Common Shares Outstanding	4,430,336

The accompanying notes are an integral part of these financial statements

Rohat Resources, Inc.
(An Exploration Stage Company)
Statement of Cash Flows

Period From August 25, 2006 (Inception) to October 31,
2006

Operating Activities

Net loss	$(16,774)

Changes in operating assets and liabilities

Accounts payable and accrued liabilities	8,500

Net Cash Used in Operating Activities	(8,274)

Financing Activities

Proceeds on sale of common stock	39,050

Net Cash From Financing Activities	39,050

Increase in Cash	30,776

Cash, Beginning	-

Cash, Ending	$30,776

Supplemental cash flow information
Interest paid	$-
Income taxes paid	$-

The accompanying notes are an integral part of these financial statements

Rohat Resources, Inc.
(An Exploration Stage Company)
Statement of Stockholders’ Equity
For the period from August 25, 2006 (Date of Inception) to October 31, 2006

			Additional	Deficit Accumulated During the
	Common Shares		Paid in	Exploration
	Number	Par Value	Capital	Stage	Total

Balance, October 25, 2006 (Inception)	-	$-	$-	$-	$-
Shares issued for cash
- September 6, 2006 at $0.001	4,000,000	4,000	-	-	4,000
- September 20, 2006 at $0.005	485,000	485	1,940	-	2,425
- September 27, 2006 at $0.01	1,687,500	1,688	15,187	-	16,875
- October 27, 2006 at $0.05	315,000	315	15,435	-	15,750
Net loss	-	-	-	(16,774)	(16,774)
Balance, October 31, 2006	6,487,500	$6,488	$32,562	$(16,774)	$22,276

The accompanying notes are an integral part of these financial statements

Rohat Resources, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
October 31, 2006

1. Nature and Continuance of Operations

The Company was incorporated in the State of Nevada on August 25, 2006. The Company is an Exploration Stage Company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7. The Company has acquired a mineral property located in the Province of British Columbia, Canada and has not yet determined whether this property contains reserves that are economically recoverable. The recoverability of amounts from the property will be dependent upon the discovery of economically recoverable reserves, confirmation of the Company’s interest in the underlying property, the ability of the Company to complete the development of the property and upon future profitable production or proceeds for the sale thereof.

These financial statements have been prepared on a going concern basis. The Company has incurred losses since inception resulting in an accumulated deficit of $16,774 and further losses are anticipated in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the ability of the Company to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due and ultimately on the ability to generate profitable operations in the future, Management intends to address the going concern issue by funding future operations through the sale of common stock and by director loans, if needed.

2. Summary of Significant Accounting Policies

a)	Basis of Presentation

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States and are expressed in U.S. Dollars. The Company’s fiscal year-end is October 31.

b)	Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)	Mineral Property Costs

The Company has been in the exploration stage of its resource business since its formation on August 25, 2006 and has not realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mineral properties. Mineral property acquisition, exploration and development costs are expensed as incurred until such time as economic reserves are quantified. The recoverability of capitalized costs of mineral properties are presumed to be insupportable under FASB Statement No. 144 prior to determining the existence of a commercially minable deposit, as contemplated by Industry Guide 7 for mining companies in the exploration stage. Further, the Company has considered the guidance under EITF 04-2 and has determined that capitalization of mineral property acquisition costs is inappropriate at the current stage of the Company’s mineral property exploration activities.  When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property will be capitalized. Such costs will be amortized using the unit-of-production method over the estimated life of proven reserves.

As of the date of these financial statements, the Company has incurred only acquisition and exploration costs which have been charged to operations. To date the Company has not established any proven or probable reserves on its mineral properties. The Company adopted the provisions of SFAS No. 143 “Accounting for Asset Retirement Obligations” which establishes standards for the initial measurement and subsequent accounting for obligations associated with the sale, abandonment, or other disposal of long-term tangible assets arising from the acquisition, construction or development and for normal operations of such assets. As of October 31, 2006, any potential costs related to the retirement of the Company’s mineral property interests have not been determined.

Rohat Resources, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
October 31, 2006

2. Summary of Significant Accounting Policies (continued)

d)	Financial Instruments

The carrying value of cash, accounts payable and accrued liabilities approximates their fair value because of the short-term maturity of these instruments. The Company’s operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

e)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash. Cash is deposited with a high quality credit institution.

f)	Foreign Currency Translation

The Company’s functional currency is the Canadian dollar and reporting currency is the United States dollar. Transactions may occur in Canadian dollars and management has adopted SFAS No. 52 “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average monthly rates are used to translate revenues and expenses. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

g)	Income Taxes

The Company has adopted SFAS No. 109 as of its inception. Pursuant to SFAS No. 109 the Company is required to compute deferred tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

h)	Stock-based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) SFAS No. 123R, “Share-Based Payment”, which replaced SFAS No. 123, “Accounting for Stock-Based Compensation” and superseded APB Opinion No. 25, “Accounting for Stock Issued to Employees”. In January 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 107, “Share-Based Payment”, which provides supplemental implementation guidance for SFAS No. 123R. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. SFAS No. 123R was to be effective for interim or annual reporting periods beginning on or after June 15, 2005, but in April 2005 the SEC issued a rule that will permit most registrants to implement SFAS No. 123R at the beginning of their next fiscal year, instead of the next reporting period as required by SFAS No. 123R. The pro-forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive options, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The Company has adopted SFAS No. 123R as of its inception.

Rohat Resources, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
October 31, 2006

2. Summary of Significant Accounting Policies (continued)

h)	Stock-based Compensation (continued)

The Company has not granted any stock options since inception and has not recorded any stock-based compensation.

i)	Environmental Costs

Environmental expenditures that relate to current operations are charged to operations or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are charged to operations. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated. Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company’s commitments to plan of action based on the then known facts.

j)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at October 31, 2006, the Company has no items that represent other comprehensive loss and, therefore, has not included a schedule of the comprehensive loss in the financial statements.

k)	Basic and Diluted Net Income (Loss) Per Share

The Company computes loss per share in accordance with SFAS No. 128, “Earnings per Share” which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive. Because the Company does not have any potentially dilutive securities, diluted loss per share is equal to basic loss per share.

l)	Recent Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140”, to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006.  This standard is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

Rohat Resources, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
October 31, 2006

2. Summary of Significant Accounting Policies (continued)

l)	Recent Accounting Pronouncements

In September 2006, FASB issued SFAS No. 157, “Fair Value Measures”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. This standard is not expected to have a significant effect on the Company’s future reported financial position or result of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  SFAS No. 158 is effective for fiscal years ending after December 15, 2006. This standard is not expected to have a significant effect on the Company’s future reported financial position or result of operations.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. This standard is not expected to have a significant effect on the Company’s future reported financial position or result of operations.

3. Mineral Property

The Company has staked one mineral claim known as the Rohat 1 Property, located in the New Westminster, Similkameen Mining Division of British Columbia, Canada. The claim is currently held in held in trust by the President of the Company for the benefit of the Company. Upon request by the Company, the title will be transferred to the Company. To October 31, 2006 the Company has incurred $4,844 of mineral property costs.

4. Common stock

The total number of authorized common stock that may be issued by the Company is:

100,000,000 common shares of stock with a par value of one tenth of one cent ($0.001) per share.
10,000,000 perferred shares of stock with a par value of one tenth of one cent ($0.001) per share.

During the period from August 25, 2006 (Inception) to October 31, 2006, the Company issued 6,487,500 common shares for total cash proceeds of $39,050.

At October 31, 2006, there were no outstanding stock options or warrants.

Rohat Resources, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
October 31, 2006

5. Income Taxes

The components of the deferred tax asset, the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

October 31, 2006 $

Net Operating Loss	16,774
Statutory Tax Rate	34%
Effective Tax Rate	-

Deferred Tax Asset	5,703
Valuation Allowance	(5,703)

Net Deferred Tax Asset	-

Changes in and Disagreements with Accountants

    None.
Available Information

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission (the "SEC") with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the SEC at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the fmancial statements, notes, and schedules filed as a part thereof.

Until 90 days after the date the registration statement is declared effective, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Until May 29 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ROHAT RESOURCES, INC.

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2,487,500 SHARES
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PROSPECTUS

March 2, 2007